UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Surge Components, Inc.
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Letter to Our Shareholders

The following letter was sent to certain of our shareholders on November 16, 2016:

November 16, 2016

Dear Shareholder,

I very much enjoyed speaking with you on [date], and I appreciate the opportunity to share some additional information around how we are continuing to grow the company. As you know, Steve and I founded Surge over 35 years ago and are proud to have successfully built the company into what it is today. We work hard 24/7 to execute on our strategic growth plan, which we strongly believe will translate into significant shareholder value over time. Following are some details on our approach:

We’re introducing new and innovative products that address critical market needs. Specifically, we have gained and continue to grow market share in global industries that are showing explosive growth. The automotive sector is one example and we are building an arsenal of products that enable us to tackle the high demand for electronic components as automobiles are increasingly becoming a “computer on wheels.”

We are expanding into new geographies. We continue to grow in Asia and proudly serve as the North American sales and marketing partner for a number of large, world-class manufacturers. We are also expanding our presence in the South American market, and have already begun doing so in Brazil. This is due to the relationships that Steve and I have forged with scores of manufacturers around the world for over three decades. I personally spend at least eight weeks every year all across Asia nurturing and growing these relationships, which constantly open new doors in the various regions where we market and sell their products. These manufacturers are already concerned about the effect a costly and time-consuming proxy fight would have on our business. I am confident that displacing Steve and me from the Board would threaten the strength of these relationships and, in turn, disparately impact our business.

We are recruiting and hiring the best talent in the business. Our team includes the best in the business engineers to ensure that we continue to develop cutting-edge products for our customers. We also recently hired two industry sales veterans to focus on managing and delivering growth in the key areas of distribution and electronic manufacturing services. These two market segments represent meaningful potential growth for us; because opening the door to companies in these segments translates into new opportunities with their customers as well.

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A strategic acquisition could complement our organic growth strategy. As we focus on this potential strategy we may consider: (1) other electronic component companies and suppliers similar to Surge and (2) regional sub-contractors that manufacture for other customers, using the kind of components that we produce. We will be deliberate about our approach to acquisitions, making certain that we adhere to strong return profiles, which will mean additional value for our shareholders.

As we execute on these dynamic growth plans, we are building on our already strong foundation. Many of our customers are Fortune 500 companies and two of the largest distributors of electronic components, Avnet Inc. and Future Electronics, distribute the Surge brand. These distributors are committed to increasing our business significantly, as our sales channels. We are also a preferred supplier to two of the top subcontractors, Jabil, Inc. and Flextronics. Steve and I have worked tirelessly to develop and grow these critical distribution and supply partnerships over nearly four decades. We are confident that Surge’s relationship with these valued business partners will continue to thrive and expand under our stewardship.

Beyond growth, transparent and clear shareholder communication and best-practice corporate governance are incredibly important to me and to the entire Surge Board of Directors. To that end, we are exploring the possibility of de-staggering the Board. We are also hiring a professional investor relations firm to make sure we are always communicating appropriately with our shareholders.

Importantly, we remain committed to discharging our fiduciary duty to you and all shareholders to put Surge’s capital to work in a way that will mean strong returns for you over time. Our priorities remain to direct our capital in ways that will help us grow either organically, or through acquisition. In addition, we continue to execute on our share repurchase program.

Overall, we are confident that our strategy is the best way to build on the highly respected and financially healthy company Surge is today. Ultimately, we expect that the work we have done, alongside the rest of our management team and our valued employees, to strengthen our financial profile, to generate cash, and to put together a very strong growth strategy will be reflected in the stock price.

That is why I am asking you to vote for Steve and me and give us the opportunity to continue to build the business for the benefit of all shareholders. I sincerely believe that in my and Steve’s absence, the goals I have laid out in this letter would be very difficult, if not impossible, to accomplish.

Lastly, there can be no assurances regarding the future success or longevity of Surge if Steve and I are forced to leave the Board. I believe this because Steve and I are the two people with the principal relationship with Surge’s vendors, customers, suppliers and employees. These relationships would be in jeopardy of substantially losing their strength and value because our employees and business partners may not react positively to Steve and me no longer being on the Board. This would likely have a negative impact on the value of Surge’s long term and short term stock value.

[Shareholder name], again, I sincerely appreciate the chance to convey these points to you, and I am always available to discuss further. Please do not hesitate to call me at (516) 647-1467.

Sincerely,

Ira Levy

Chief Executive Officer, President and Director

Surge Components, Inc.

95 East Jefryn Blvd.

Deer Park, New York 11729

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